The Cincinnati Insurance Company ■ The Cincinnati Indemnity Company
The Cincinnati Casualty Company ■ The Cincinnati Specialty Underwriters Insurance Company
The Cincinnati Life Insurance Company ■ CFC Investment Company ■ CSU Producer Resources Inc.
Cincinnati Global Underwriting Ltd. ■ Cincinnati Global Underwriting Agency Ltd.

Investor Contact: Dennis E. McDaniel, 513-870-2768
CINF-IR@cinfin.com

Media Contact: Betsy E. Ertel, 513-603-5323
Media_Inquiries@cinfin.com

Cincinnati Financial Corporation and Subsidiaries Recognize
Promotions and Appointments

Cincinnati, January 30, 2026 – Cincinnati Financial Corporation (Nasdaq: CINF) announced that its U.S. subsidiary companies held their regular shareholders’ and directors’ meetings today, re-electing incumbent directors and appointing corporate officers.
In addition, the following associates were named executive officers and elected to the board of directors of all property casualty subsidiaries:
•Luyang Fu, Ph.D., FCAS, MAAA, senior vice president and chief actuary. Mr. Fu oversees all actuarial activities, including pricing, reserving, predictive modeling, forecasting and risk analytics for the corporation’s standard and excess and surplus lines subsidiaries.
•R. Phillip Sandercox, CPCU, ARe, senior vice president. As head of Cincinnati Re, Mr. Sandercox holds executive oversight of the corporation’s reinsurance assumed operations, including underwriting, pricing and claims.
•Andrew M. Schnell, CPA, CPCU, AINS, senior vice president and treasurer. Mr. Schnell leads the corporation’s accounting and SEC reporting operations.

About Cincinnati Financial
Cincinnati Financial Corporation offers primarily business, home and auto insurance through The Cincinnati Insurance Company and its two standard market property casualty companies. The same local independent insurance agencies that market those policies may offer products of our other subsidiaries, including life insurance, fixed annuities and surplus lines property and casualty insurance. For additional information about the company, please visit cinfin.com.

Mailing Address: Street Address:
P.O. Box 145496 6200 South Gilmore Road
Cincinnati, Ohio 45250-5496 Fairfield, Ohio 45014-5141

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